Exhibit 4 - CUSTODIAL AGREEMENT


CUSTODIAN SERVICING AGREEMENT


THIS AGREEMENT is made and entered into as of this 1st day of January, 1999, by and between Texas Capital Value Funds, Inc., a Maryland corporation (hereinafter referred to as the "Company"), and Firstar Bank Milwaukee, N.A., a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as the "Custodian").

WHEREAS, the Company is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio; and

WHEREAS, the Company desires that the securities and cash of the Value & Growth Portfolio (the "Fund") and each additional series of the Company listed on Exhibit A attached hereto, as may be amended from time to time, shall be hereafter held and administered by Custodian pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and Custodian agree as follows:

1.	Definitions

The word "securities" as used herein includes stocks, shares, bonds, debentures, notes, mortgages or other obligations, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets.

The words "officers' certificate" shall mean a request or direction or certification in writing signed in the name of the Company by any two of the President, a Vice President, the Secretary and the Treasurer of the Company, or any other persons duly authorized to sign by the Board of Directors.

The word "Board" shall mean Board of Directors of the Texas Capital Value Funds, Inc.

2.	Names, Titles, and Signatures of the Company's Officers

An officer of the Company will certify to Custodian the names and signatures of those persons authorized to sign the officers' certificates described in Section 1 hereof, and the names of the members of the Board of Directors, together with any changes which may occur from time to time.

3.	Receipt and Disbursement of Money

A. Custodian shall open and maintain a separate account or accounts in the name of the Company, subject only to draft or order by Custodian acting pursuant to the terms of this Agreement. Custodian shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Company. Custodian shall make payments of cash to, or for the account of, the Company from such cash only:

 		(a)	for the purchase of securities for the portfolio of the Fund upon the delivery of such securities to Custodian, registered in the name of the
Company or of the nominee of Custodian referred to in Section 7 or in proper form for transfer;

(b)	for the purchase or redemption of shares of the common stock of the Fund upon delivery thereof to Custodian, or upon proper instructions from the Company;

(c)	for the payment of interest, dividends, taxes, investment adviser's fees or operating expenses (including, without limitation thereto, fees for legal, accounting, auditing and custodian services and expenses for printing and postage);

(d)	for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund held by or to be delivered to Custodian; or

(e)	for other proper corporate purposes certified by resolution of the Board of Directors of the Company.

Before making any such payment, Custodian shall receive (and may rely upon) an officers' certificate requesting such payment and stating that it is for a purpose permitted under the terms of items (a), (b), (c), or (d) of this Subsection A, and also, in respect of item (e), upon receipt of an officers' certificate specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made, provided, however, that an officers' certificate need not precede the disbursement of cash for the purpose of purchasing a money market instrument, or any other security with same or next-day settlement, if the President, a Vice President, the Secretary or the Treasurer of the Company issues appropriate oral or facsimile instructions to Custodian and an appropriate officers' certificate is received by Custodian within two business days thereafter.

B. Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by Custodian for the account of the Company.


C. Custodian shall, upon receipt of proper instructions, make federal funds available to the Company as of specified times agreed upon from time to time by the Company and the Custodian in the amount of checks received in payment for shares of the Fund which are deposited into the Fund's account.

D. If so directed by the Company, Custodian will invest any and all available cash in overnight cash-equivalent investments as specified by the investment manager.

4.	Segregated Accounts

 		Upon receipt of proper instructions, the Custodian shall establish and maintain a segregated account(s) for and on behalf of the Fund, into which account(s) may be transferred cash and/or securities.

5.	Transfer, Exchange, Redelivery, etc. of Securities

Custodian shall have sole power to release or deliver any securities of the Company held by it pursuant to this Agreement. Custodian agrees to transfer, exchange or deliver securities held by it hereunder only:

(a)	for sales of such securities for the account of the Fund upon receipt by
Custodian of payment therefore;

(b)	when such securities are called, redeemed or retired or otherwise become payable;

(c)	for examination by any broker selling any such securities in accordance with "street delivery" custom;

(d)	in exchange for, or upon conversion into, other securities alone or other securities and cash whether pursuant to any plan of merger, consolidation, reorganization, recapitalization or readjustment, or otherwise;

(e)	upon conversion of such securities pursuant to their terms into other securities;
(f)	upon exercise of subscription, purchase or other similar rights represented by such securities;

(g)	for the purpose of exchanging interim receipts or temporary securities for definitive securities;

(h)	for the purpose of redeeming in kind shares of common stock of the Fund upon delivery thereof to Custodian; or

(i)  	for other proper corporate purposes.


As to any deliveries made by Custodian pursuant to items (a), (b), (d), (e),
(f), and (g), securities or cash receivable in exchange therefor shall be deliverable to Custodian.

Before making any such transfer, exchange or delivery, Custodian shall receive (and may rely upon) an officers' certificate requesting such transfer, exchange or delivery, and stating that it is for a purpose permitted under the terms of items (a), (b), (c), (d), (e), (f), (g), or (h) of this Section 5 and also, in respect of item (i), upon receipt of an officers' certificate specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such securities shall be made, provided, however, that an officers' certificate need not precede any such transfer, exchange or delivery of a money market instrument, or any other security with same or next-day settlement, if the President, a Vice President, the Secretary or the Treasurer of the Company issues appropriate oral or facsimile instructions to Custodian and an appropriate officers' certificate is received by Custodian within two business days thereafter.

6.	Custodian's Acts Without Instructions

Unless and until Custodian receives an officers' certificate to the contrary, Custodian shall: (a) present for payment all coupons and other income items held by it for the account of the Fund, which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Fund;
(b) collect interest and cash dividends received, with notice to the Company, for the account of the Fund; (c) hold for the account of the Fund hereunder all stock dividends, rights and similar securities issued with respect to any securities held by it hereunder; and (d) execute, as agent on behalf of the Company, all necessary ownership certificates required by the Internal Revenue Code of 1986, as amended (the "Code") or the Income Tax Regulations (the "Regulations") of the United States Treasury Department (the "Treasury Department") or under the laws of any state now or hereafter in effect, inserting the Company's name on such certificates as the owner of the securities covered thereby, to the extent it may lawfully do so.

7.	Registration of Securities

Except as otherwise directed by an officers' certificate, Custodian shall register all securities, except such as are in bearer form, in the name of a registered nominee of Custodian as defined in the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder or in any provision of any subsequent federal tax law exempting such transaction from liability for stock transfer taxes, and shall execute and deliver all such certificates in connection therewith as may be required by such laws or regulations or under the laws of any state. All securities held by Custodian hereunder shall be at all times identifiable in its records held in an account or accounts of Custodian containing only the assets of the Company.

The Company shall from time to time furnish to Custodian appropriate instruments to enable Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee, any securities which it may hold for the account of the Company and which may from time to time be registered in the name of the Company.

8.	Voting and Other Action

Neither Custodian nor any nominee of Custodian shall vote any of the securities held hereunder by or for the account of the Fund, except in accordance with the instructions contained in an officers' certificate. Custodian shall deliver, or cause to be executed and delivered, to the Company all notices, proxies and proxy soliciting materials with respect to such securities, such proxies to be executed by the registered holder of such securities (if registered otherwise than in the name of the Company), but without indicating the manner in which such proxies are to be voted.

9.	Transfer Tax and Other Disbursements

The Company shall pay or reimburse Custodian from time to time for any transfer taxes payable upon transfers of securities made hereunder, and for all other necessary and proper disbursements and expenses made or incurred by Custodian in the performance of this Agreement.

 		Custodian shall execute and deliver such certificates in connection with securities delivered to it or by it under this Agreement as may be required under the provisions of the Internal Revenue Code and any Regulations of the
Treasury Department issued thereunder, or under the laws of any state, to exempt from taxation any exempt transfers and/or deliveries of any such securities.

10.	Concerning Custodian

Custodian shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between the two parties. Until modified in writing, such compensation shall be as set forth in Exhibit A attached hereto.

Custodian shall not be liable for any action taken in good faith upon any certificate herein described or certified copy of any resolution of the Board, and may rely on the genuineness of any such document which it may in good faith believe to have been validly executed.

The Company agrees to indemnify and hold harmless Custodian and its nominee from all taxes, charges, expenses, assessments, claims and liabilities (including reasonable counsel fees) incurred or assessed against it or by its nominee in connection with the performance of this Agreement, except such as may arise from its or its nominee's own bad faith, negligent action, negligent failure to act or willful misconduct. Custodian is authorized to charge any account of the Fund for such items. In the event of any advance of cash for any purpose made by Custodian resulting from orders or instructions of the Company, or in the event that Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's own bad faith, negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Company shall be security therefor.

Custodian agrees to indemnify and hold harmless the Company from all charges, expenses, assessments, and claims/liabilities (including reasonable counsel fees) incurred or assessed against it in connection with the performance of this Agreement, except such as may arise from the Fund's own bad faith, negligent action, negligent failure to act, or willful misconduct.

11.	Subcustodians

Custodian is hereby authorized to engage another bank or trust company as a subcustodian for all or any part of the Company's assets, so long as any such bank or trust company is itself qualified under the 1940 Act and the rules and regulations thereunder and provided further that, if the Custodian utilizes the services of a subcustodian, the Custodian shall remain fully liable and responsible for any losses caused to the Company by the subcustodian as fully as if the Custodian was directly responsible for any such losses under the terms of this Agreement.

Notwithstanding anything contained herein, if the Company requires the Custodian to engage specific subcustodians for the safekeeping and/or clearing of assets, the Company agrees to indemnify and hold harmless Custodian from all claims, expenses and liabilities incurred or assessed against it in connection with the use of such subcustodian in regard to the Company's assets, except as may arise from Custodian's own bad faith, negligent action, negligent failure to act or willful misconduct.

12.	Reports by Custodian

Custodian shall furnish the Company periodically as agreed upon with a statement summarizing all transactions and entries for the account of Company. Custodian shall furnish to the Company, at the end of every month, a list of the portfolio securities for the Fund showing the aggregate cost of each issue. The books and records of Custodian pertaining to its actions under this Agreement shall be open to inspection and audit at reasonable times by officers of, and by auditors employed by, the Company.

13.	Term of Agreement

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue for a period of two years, and thereafter shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

14.	Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to Custodian shall be sent to:

Firstar Mutual Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Company shall be sent to:

Texas Capital Value Funds
1600 West 38th Street, Suite 412
Austin, TX  78731

15.	Duties in the Event of Termination

Upon any termination of this Agreement, pending appointment of a successor to Custodian or a vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities and other property, Custodian shall not deliver cash, securities or other property of the Fund to the Company, but may deliver them to a bank or trust company of its own selection that meets the requirements of the 1940 Act as a Custodian for the Company to be held under terms similar to those of this Agreement, provided, however, that Custodian shall not be required to make any such delivery or payment until full payment shall have been made by the Company of all liabilities constituting a charge on or against the properties then held by Custodian or on or against Custodian, and until full payment shall have been made to Custodian of all its fees, compensation, costs and expenses, subject to the provisions of Section 10 of this Agreement.

This Agreement may not be assigned by Custodian without the consent of the Company, authorized or approved by a resolution of its Board of Directors.

16.	Deposits of Securities in Securities Depositories

No provision of this Agreement shall be deemed to prevent the use by Custodian of a central securities clearing agency or securities depository, provided, however, that Custodian and the central securities clearing agency or securities depository meet all applicable federal and state laws and regulations, and the Board of Directors of the Company approves by resolution the use of such central securities clearing agency or securities depository.




17.	Records

Custodian shall keep records relating to its services to be performed hereunder, in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular Section 31 of the 1940 Act and the rules thereunder. Custodian agrees that all such records prepared or maintained by the Custodian relating to the services performed by Custodian hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

18.	Governing Law

This Agreement shall be governed by Wisconsin law. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.


texas capital value funds, Inc. 	FIRSTAR BANK MILWAUKEE, N.A.


By:______________________________		By: ________________________________


Attest:   __________________________
Attest:______________________________





Custody Services
Annual Fee Schedule - Domestic Funds

Exhibit A

Separate Series of Texas Capital Value Funds, Inc.

Name of Series	Date Added

Value & Growth Portfolio			January 1, 1999
Mid-Cap Focus       				_


Annual fee based upon market value of the fund group
First $50 Million @ 1.5 basis points per year
Next $50 Million @ 1 basis points per year
Balance @ .5 Basis Point

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
$8.00 per book entry security (depository or Federal Reserve system)
$25.00 per definitive security (physical)
$25.00 per mutual fund trade
$75.00 per Euroclear
$  8.00 per principal reduction on pass-through certificates
$35.00 per option/futures contract
$15.00 per variation margin
$15.00 per Fed wire deposit or withdrawal

Variable Amount Demand Notes: Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates. Our charge, which is 1/4 of 1%, is deducted from the variable amount note income at the time it is credited to your account.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity

Fees and out-of-pocket expenses are billed to the fund monthly, based upon market value at the beginning of the month